Exhibit 23.2
Ausenco Engineering USA South Inc.
595 S. Meyer Ave.
Tucson, AZ 85701

CONSENT OF AUSENCO ENGINEERING USA SOUTH INC.

Ausenco Engineering USA South Inc.(“Ausenco”), in connection with the filing of the Hycroft Mining Holding Corporation Annual Report on Form 10-K (the “Form 10-K), consents to:

•the filing of the technical report summary titled “Technical Report Summary of Initial Assessment on the Hycroft Mine, Nevada, United States of America” (the “TRS”), with an effective date of February 17, 2022, as an exhibit to and referenced in the Form 10-K;

•the use of and references to our name in connection with the Form 10-K and the TRS; and

•the information derived, summarized, quoted or referenced from the TRS, or portions thereof, that was prepared by us, that we supervised the preparation of and/or that was reviewed and approved by us, that is included or incorporated by reference in the Form 10-K.

Ausenco also consents to the incorporation by reference in Hycroft Mining Holding Corporation’s registration statement on Form S-8 (No. 333-249620) of the above items as included in the Form 10-K.

Ausenco is responsible for authoring, and this consent pertains to, the following Sections of the TRS: 1.1, 1.2, 1.3, 1.5, 1.8, 1.10, 1.11, 2, 3.1, 3.2, 3.3, 3.4, 3.5, 3.7, 3.8, 4, 5, 10, 21, 23.1, 23.3 and portions of 22, 24 and 25.

March 30, 2022

/s/ Jim Norine
Signature of Authorized Person for
Ausenco Engineering USA South Inc.

Jim Norine – Director M&M
Print name of Authorized Person for
Ausenco Engineering USA South Inc.